EXHIBIT 4.1

Formed Under the Laws of the State of Delaware

Certificate No. ** **	** ** Common Shares

1847 HOLDINGS LLC

500,000,000 Common Shares Authorized

THIS IS TO CERTIFY THAT _____________________________________ is the owner of _________________________ Common Shares of 1847 HOLDINGS LLC, a Delaware limited liability company (the “Company”), with such rights and privileges as are set forth in the Second Amended and Restated Operating Agreement of the Company, dated January __, 2018, as it may be amended from time to time (the “Agreement”).

THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER SECURITIES ACT OF 1933, AS SECOND AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, BY ANY STATE SECURITIES COMMISSION OR BY ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE AGREEMENT. EVERY HOLDER OF THIS CERTIFICATE, BY HOLDING AND RECEIVING THE SAME, AGREES WITH THE COMPANY TO BE BOUND BY THE TERMS OF THE AGREEMENT. THE AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST WITHOUT CHARGE.

In Witness Whereof, the Company has caused this Certificate to be signed as of this ____ day of _______________, A.D. ______.

Chef Executive Officer